Exhibit 99


              ADVANCED MAMMOGRAPHY SYSTEMS, INC. ANNOUNCED IT HAS ISSUED
             $3 MILLION IN CONVERTIBLE DEBENTURES IN A PRIVATE PLACEMENT;
                     IT WILL REMAIN AN INDEPENDENT PUBLIC COMPANY

                    Wilmington, MA, May 16, 1996 --- Advanced Mammography Systems, Inc. (NASDAQ: MAMO) announced it has completed a private placement of $3,000,000 principal amount of 4% Convertible Debentures due December 1, 1998. The placement was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder. The securities issued by the Company in the placement were not registered or exempted from registration requirements.

                    Advanced Mammography also announced its Board of Directors, given the completion of the financing, has terminated a previously-announced Agreement and Plan of Merger with Advanced NMR Systems, Inc.

                    The net proceeds of the financing will be used to accelerate the completion of product development for the company's dedicated MR Breast Imaging system and to fund a worldwide product launch of the system which received FDA clearance on February 26, 1996.

                    Jack Nelson, Chairman and Chief Executive Officer of Advanced Mammography Systems and Advanced NMR Systems commented:
          "This financing will enable AMS to accomplish several objectives which, we believe, will accelerate the acceptance of our "Aurora" system in clinical markets, including: rapid deployment of a biopsy guidance capability and other options that will maximize the capabilities designed into our system, collection and dissemination of clinical data to demonstrate its efficacy and an appropriate dedication of marketing resources to accomplish market penetration worldwide."

                    This release contains forward-looking statements based upon current expectations that include a number of business risks and uncertainties. The factors that could cause results to differ materially include the following: delays in product development, lack of market acceptance of the technology and changes in health care regulations, including reimbursement programs.

                    Advanced Mammography Systems, Inc., a majority-owned subsidiary of Advanced NMR Systems, Inc. (NASDAQ: ANMR), had developed the only dedicated Breast Imaging system based on magnetic resonance imaging technology. The Company received U.S. Food and Drug Administration (FDA) clearance to begin commercial marketing activities for the product in February 1996.

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